E X H I B I T   10.28


Letter of Intent Re: Acquisition of General Vision Services, Inc.
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ACTION INDUSTRIES, INC.

February 27, 1997

General Vision Services, Inc.
330 West 42nd Street
New York, NY 10036
Attention: William J. Rappaport, Chairman

Re: Acquisition of General Vision Services, Inc.
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Dear Mr. Rappaport:

Action Industries, Inc., a Pennsylvania corporation ("Action"), proposes to acquire all of the issued and outstanding capital stock of General vision Services, Inc., a Delaware corporation ("GVS"), and to merge GVS with and into Action (the "Merger"), in accordance with the following:

1. Merger Consideration. The outstanding GVS stock would be exchanged for (a) 3,700,000 shares of Action's common stock and
(b) 4,000,000 shares of a newly-created Class B Redeemable Preferred Stock (the "Class B Stock"). The Class B Stock would be non-voting, would not yield a dividend, would be redeemable at Action's option, would have a redemption price and liquidation preference of $1.00 per share and would have priority on liquidation second only to Action's newly-created Class A Redeemable Preferred Stock (the "Class A Stock").

2. Action's Closing Conditions. In addition to the general closing conditions specified below, the consummation of the Merger by Action would be subject to the following:

     (a) Acquisition of GHS. GVS shall have acquired all of the issued and outstanding stock of General Hearing Services, Inc.
("GHS") in a transaction which does not materially and adversely affect the net worth of GVS.

     (b) Financing Transaction. Action shall have obtained approximately $2,750,000 in net proceeds from a financing transaction similar to the private financing transaction currently proposed by J. Robbins Securities, Inc. ("Robbins") in which Action would sell not more than $3,200,000 of its convertible notes. The notes would have a term of three years, would bear interest at the rate of 10% per annum payable quarterly in arrears and would be automatically converted to not more than 3,200,000 shares of its Class A Stock upon the closing of the Merger. The Class A Stock would be non-voting, would yield an annual dividend of 10% of the liquidation value payable quarterly in arrears, would be redeemable at Action's option, would have a redemption price and liquidation preference of $1.00 per share plus accrued dividends and would have priority on liquidation senior to all of Action's other capital stock. The notes would have attached thereto warrants to acquire up to 1,600,000 shares of Action's common stock (the "Warrants"). The warrants could be exercised at any time within five years after issuance at an exercise price of $.50 per share, and the holders thereof would have the benefit of certain demand and piggy-back registration rights. Action would have the right to call the Warrants if its common stock trades at or more than a specified price for a specified period. If the loan from Action to GVS described below is consummated, but the Merger is not consummated, then (i) the holders of the notes will look solely to GVS for repayment of the notes to the extent of the principal amount of the GVS loan and (ii) GVS will be liable for two-thirds of the placement agent fees, discounts and expenses payable by Action in obtaining the financing described above.

     (c) Termination of Rights. All rights to acquire the capital stock of GVS or to cause GVS to repurchase any of its capital stock, and all compensation plans for directors, officers and shareholders of GVS which are based upon the net income of GVS (including without limitation any bonus plans and stock option plans), would be terminated.

     (d) Restrictions on Securities. As of closing, none of the securities contemplated to be issued by Action hereunder will be registered under the Securities Act of 1933 or applicable state securities law (and Action will have no obligation to register any of such securities except pursuant to the registration rights referenced above), and the certificates evidencing such securities will contain a legend stating that such securities may not be transferred unless they are so registered or unless an exemption from registration is available. The issuance of all such securities must be exempt from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

     (e) Financial Condition of GVS. GVS' financial condition at closing shall not be worse, in any material respect, than its financial condition at November 30, 1996, as reflected in its financial statements for the 12 months ending on such date, true and correct copies of which have been delivered to Action. Such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and fairly reflect the financial condition of GVS as at the end of the period covered thereby.

3. GVS' Closing Conditions. In addition to the general closing conditions specified below, the consummation of the Merger by GVS would be subject to the following:

     (a) Action Loan. Action would loan to GVS, concurrently with and out of the proceeds of the financing transaction described above (which shall occur not later than April 15, 1997) the sum of $2,000,000. Such loan would bear interest at the rate of 10% per annum payable quarterly in arrears and would be secured by liens on all of GVS' assets, subject only to existing liens in favor of its current institutional lender. If the Merger does not occur within six months after such loan is made, then such loan will have a term of three years. The proceeds of such loan may be used by GVS for accounts payable, store expansion, laboratory modernization and general working capital purposes.

     (b) Incentive Stock Options. The executive officers of GVS who become executive officers of Action would receive incentive stock options to acquire up to 4,200,000 shares of Action's common stock (the "Options"). The exercise price for the Options would be the fair market value of such stock as of the date of the issuance of the Options, as determined by Action's board of directors (currently estimated to be approximately $1.00 per share). The Options would be exercisable for a 10-year period commencing 114 months after issuance, except that if Action attains earnings levels which would support share prices ranging from $4.00 to $7.00 per share, then the Options would be exercisable in blocks of 1,000,000 shares as each earnings level is attained.

     (c) Retention of AMEX Listing. Action shall have retained its American Stock Exchange listing.

     (d) Financial Condition of Action. GVS shall be reasonably satisfied that Action's operations (exclusive of GVS' operations) will not generate a material negative cash flow, and Action shall not have a negative net worth in excess of $200,000.

4. General Closing Conditions. The consummation of the Merger by both parties would be subject to the following:

     (a) Employment Agreement. Action shall have entered into a mutually satisfactory employment agreement with Harry C.
Kleinman.

     (b) Resolution of Long-Term Compensation Arrangements. Action shall have satisfied, or otherwise resolved, all long-term compensation arrangements with former employees of Action or their families in a manner reasonably satisfactory to Action and GVS.

     (c)  Documentation.   The parties shall have executed and
delivered a definitive Merger Agreement and related documentation containing representations and warranties, covenants, terms and conditions customary in a transaction of this nature and otherwise satisfactory in form and substance to the parties and their counsel.

     (d) Due Diligence. The parties' respective due diligence reviews of the Company shall be satisfactory to the parties and their counsel.

     (e) Approvals. The parties shall have obtained all board and shareholder approvals, and such consents and approvals of governmental authorities and other persons, as are necessary or desirable in connection with the consummation of the transactions contemplated hereby.

     (f) Closing Date. The conditions precedent specified in Paragraphs 2 and 3 above and in this Paragraph shall have been satisfied, and the closing shall have occurred, not later than July 1, 1997.

5. Confidential Information. Each of the parties agrees as follows with respect to any Confidential Information of the other party which may be disclosed to it:

     (a) As used herein, the "Confidential Information" of a party shall mean all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and shall specifically include
(i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates,
(iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates and
(iv) all information concerning or related to the transactions contemplated hereby; provided that the Confidential Information of a party shall not include (A) information which is or becomes generally known to the public through no act or omission of the other party and (B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party. As used in this paragraph, an "Affiliate" of a party shall mean an entity which controls, is controlled by or is under common control with such party, and the term "control" shall mean, with respect to any entity, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise.

     (b) Except as otherwise permitted by subparagraph (c.)
below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

     (c) Notwithstanding subparagraph (b) above, each of the parties shall be permitted to:

               (i) disclose Confidential Information of the other party to its officers, directors, employees, equity holders, lenders, counsel, accountants and other agents, but only to the extent reasonably necessary in order for such party to negotiate, execute and deliver definitive documents for the consummation of the transactions contemplated hereby (collectively, the "Transaction Documents") and to perform its obligations and exercise its rights and remedies under the Transaction Documents, and such party shall take all such action as shall be necessary or desirable in order to ensure that each of such persons maintains the confidentiality of any Confidential Information that is so disclosed;

               (ii) after the execution and delivery of the Transaction Documents, make additional disclosures of or use for its own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or use are specifically contemplated by the Transaction Documents; and

               (iii) disclose Confidential Information of the other party to the extent, but only to the extent, required by law; provided, that prior to making any disclosure pursuant to this clause (iii), the party required to make such disclosure (the "Disclosing Party") shall notify the other party (the "Affected Party") of the same, and the Affected Party shall have the right to participate with the Disclosing Party in determining the amount and type of Confidential Information of the Affected Party, if any, which must be disclosed in order to comply with applicable law.

     (d) If negotiations in respect of the transactions contemplated hereby shall cease without such transactions being consummated then, promptly after the written request of either party, the other party shall return to the requesting party all Confidential Information of the requesting party which is in tangible form and which is then in its possession (or in the possession of any of its officers, directors, employees, equity holders or agents),

     (e) The parties acknowledge and agree that each would be irreparably damaged in the event that any of the provisions of this paragraph are not performed by the other in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this paragraph by the other and shall have the right to specifically enforce this paragraph and the terms and provisions hereof against the other in addition to any other remedy to which such aggrieved party may be entitled at law or in equity.

6. Publicity. Neither party shall make any press release or other public announcement regarding the contents of this letter or any transaction contemplated hereby until the text of such release or announcement has been submitted to the other party and the other party has approved the same.

7. Fees and Expenses. Except as otherwise specifically provided herein, each party will be liable for their own fees and expenses incurred in connection with any of the transactions contemplated hereby.

If you are in agreement with the foregoing, please execute the enclosed copy of this letter and return it to the undersigned at your earliest convenience.


ACTION INDUSTRIES, INC.

By: /s/ T. Ronald Casper
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        T. Ronald Casper, President

ACCEPTED AND AGREED TO:

GENERAL VISION SERVICES, INC.

By: /s/ William J. Rappaport
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Title:     CEO
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